Exhibit 99.17


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                       RULE 13e-1 TRANSACTION STATEMENT
                      PURSUANT TO SECTION 13(e)(1) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                           CHATEAU PROPERTIES, INC.
                               (Name of issuer)

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                    Common Stock, $.01 par value per share
                        (Title of Class of Securities)

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                                   161739 10
                     (CUSIP Number of Class of Securities)

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                                 C. G. Kellogg
                     President and Chief Executive Officer
                           Chateau Properties, Inc.
                                19500 Hall Road
                          Clinton, Township, MI 48038
                                (810) 286-3600
  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

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                                  Copies to:
       Arthur Fleischer, Jr., Esq.               Henry J. Brennan, III, Esq.
           Peter Golden, Esq.                       Charles W. Royer, Esq.
Fried, Frank, Harris, Shriver & Jacobson            Timmis & Inman, L.L.P.
           One New York Plaza                          300 Talon Centre
        New York, New York 10004                      Detroit, MI 48207
             (212) 859-8000                             (313) 396-4200

                           CALCULATION OF FILING FEE

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                                                           Amount of
            Transaction Valuation                          Filing Fee
------------------------------------------------------------------------------
                $36,612,500(1)                              $7,323(2)
==============================================================================

(1) As purchases will be open market or privately negotiated trades, pursuant to Rule 0-11(a)(4), the purchase price is deemed to be the average of the high and low prices reported on the consolidated reporting system as of October 21, 1996 (($25-3/8 + $ 25-1/8)/2 = $25-1/4 per share). The transaction valuation is calculated as follows: $25-1/4 per share x 1,450,000 shares to be purchased.

(2) Pursuant to Rule 0-11(b), the fee is 1/50 of 1% of the value of the securities proposed to be acquired by the issuer.

    [ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  __________________________________________________

Form or Registration No.:  ________________________________________________

Filing Party:  ____________________________________________________________

Date Filed:  ______________________________________________________________

        (1) This Rule 13e-1 Transaction Statement relates to the proposed purchases (the "13e-1 Purchases") by Chateau Properties, Inc., a Maryland corporation (the "Company"), of up to 1,450,000 shares of Common Stock, $.01 par value per share, of the Company (the "Shares"), during the pendency of the tender offer by MHC Operating Limited Partnership, an Illinois limited partnership ("MHC OP"), the sole general partner of which is Manufactured Home Communities, Inc., a Maryland corporation ("MHC"), to purchase all outstanding Shares at $26.00 per Share, net to the seller in cash.

            It is intended that these purchases will be effected by open market purchases, privately negotiated purchases or by tender offer. Any market purchase transactions will be effected on the New York Stock Exchange, Inc. Initially, Chateau intends to repurchase up to 450,000 Shares by open market or privately negotiated purchases prior to the mailing of the proxy statement relating to the proposed merger (the "ROC Merger") of a wholly owned subsidiary of the Company with ROC Communities, Inc. ("ROC") under an amended and restated merger agreement dated as of September 17, 1996 (the "ROC Merger Agreement"). Following the vote of the ROC shareholders on the ROC Merger but on or prior to the completion of the ROC Merger, Chateau may repurchase up to an additional 1,000,000 Shares. The maximum number of Shares which may be purchased by the Company will not exceed 1,450,000 Shares in the aggregate; the Company has not determined a minimum amount of purchases, although it is anticipated that at least approximately 450,000 shares will be reacquired. The number of Shares, if any, to be repurchased in excess of the anticipated minimum repurchase of 450,000 Shares will depend on various factors, including the amount of repurchases believed by the Company to be necessary to achieve the 80% condition discussed below, the then market price of the Shares and the nature of the Company's shareholder base. The Company reserves the right not to initiate the purchase program or, once initiated, to terminate the program at any time. Under the credit facility described below, the maximum amount of borrowings available at any time for the acquisition by the Company of its capital stock is $37,500,000 (of which up to $25,000,000 is currently available).

        (2) The 13e-1 Purchases are being made in connection with the ROC Merger. The Board of Directors believes that the 13e-1 Purchases will provide investors who desire to obtain liquidity for their investment in the Company with an opportunity to sell all or a portion of their investment in the Company, will stabilize the Company's shareholder base and will enable long-term shareholders to increase their proportionate interest in the Company. As a part of the ROC Merger, certain holders of limited partnership interests ("OP Units") in Chateau's operating partnership will exchange their OP Units for Shares and may (other than Chateau officers and directors) purchase up to an aggregate of approximately one million additional Shares for cash at an average price per Share of not less than the greater of the average price per Share paid in the 13e-1 Purchases (the price established in the Merger Agreement) or the fair market value on the date of sale as determined in good faith by the Board of Directors at the time of issuance (the "OP Unitholder Purchases"). The OP Unitholder Purchases will permit Chateau to repay, to the extent of proceeds from the OP Unitholder Purchases received by the Company, amounts borrowed by the Company to fund the cost of the 13e-1 Purchases and would also permit exchanging OP Unitholders to defer all or a portion of the taxable gain which would otherwise be recognized by these exchanging OP Unitholders by virtue of the OP

Unit exchange. In addition, in connection with the ROC Merger, ROC has purchased 350,000 Shares in open market transactions (the "ROC Purchases"). Furthermore, certain OP Unitholders who are officers and directors of Chateau and possibly other additional OP Unitholders may purchase a significant number of shares of ROC common stock by way of open market purchases. The ROC Merger and the OP Unit exchange described in this Statement, when taken together with the 13e-1 Purchases, the ROC Purchases and the OP Unitholder Purchases are expected to be treated as a transfer of shares of ROC common stock and OP
Units to Chateau for Shares qualifying for treatment under Section 351 of the Internal Revenue Code of 1986, as amended (which requires that OP Unitholders and ROC shareholders, taken together, hold at least 80% of the voting shares of Chateau after the ROC Merger). Another purpose of the 13e-1 Purchases is to seek to assure that this 80% condition will be satisfied. Chateau has previously transmitted to its shareholders a Schedule 14D-9, dated September 18, 1996, containing the Board's views on the MHC offer and will be transmitting a proxy statement to its shareholders in connection with the issuance of Shares in the ROC Merger.

            Shares acquired pursuant to the 13e-1 Purchases will be restored to the status of authorized but unissued Shares.

        (3) Since the initial 13e-1 Purchases of up to 450,000 Shares will be effected by open market or privately negotiated purchases, the amount of funds required in connection therewith is not ascertainable at this time. However, based on the closing price of the Shares of $25-3/8 on October 21, 1996, the Company would require funds of up to approximately $11,400,000 in connection with these initial 13e-1 Purchases and funds of up to approximately $25,400,000 in connection with all remaining 13e-1 Purchases. Of course, Shares may be acquired at higher or lower prices.

            CP Limited Partnership, a Maryland limited partnership of which the Company is the sole general partner and the owner of an approximate 40% equity interest ("CPLP"), is a party to a Revolving Credit Agreement dated as of January 8, 1996 with a group of banks led by Huntington Bank (the "Credit Agreement"). Pursuant to the Credit Agreement, CPLP may borrow up to an aggregate of $50,000,000 at any one time outstanding for its general purposes, of which approximately $25,000,000 is currently available. Huntington Bank has indicated that CPLP may borrow prior to April 1, 1997 up to $37,500,000 to allow the Company to purchase Shares. As the Company purchases Shares, CPLP will borrow funds under the Credit Agreement and use these funds to purchase from the Company the same number of units of partnership interest of CPLP held by the Company. The Company will use the proceeds from these purchases of CPLP partnership interests by CPLP to pay for the Shares purchased. Any proceeds to the Company from OP Unitholder Purchases will be utilized by the Company to repay amounts borrowed under the Credit Agreement to fund the 13e-1
Purchases.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             CHATEAU PROPERTIES, INC.


                             By: /s/ C. G. Kellogg
                                 ------------------------------------
                                 Name:  C. G. Kellogg
                                 Title: President and Chief Executive
                                        Officer

Dated:  October 23, 1996